Exhibit 99.1

FOR IMMEDIATE RELEASE

Central Garden & Pet Announces Pricing of $400 Million of Senior Notes

WALNUT CREEK, Calif. –April 16, 2021– Central Garden & Pet Company (NASDAQ: CENT, CENTA) (“Central”), announced today it has priced a private placement of $400 million aggregate principal amount of 4.125% senior notes due 2031 (the “Notes”). The sale of the Notes is expected to close on April 30, 2021, subject to customary closing conditions. The Notes will be unconditionally guaranteed on a senior basis by each of Central’s existing and future domestic restricted subsidiaries which are borrowers under or guarantors of Central’s senior secured revolving credit facility or guarantee Central’s other debt. Central intends to use the net proceeds from the offering to repay outstanding amounts under its senior secured revolving credit facility and for general corporate purposes.

The Notes have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Notes will be offered and sold to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act and outside the United States pursuant to Regulation S under the Securities Act.

This press release is for informational purposes only and shall not constitute an offer to buy or the solicitation of an offer to sell any securities, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Central Garden & Pet

Central Garden & Pet Company understands that home is central to life and has proudly nurtured happy and healthy homes for over 40 years. With 2020 net sales of $2.7 billion, Central is on a mission to lead the future of the pet and garden industries. The Company’s innovative and trusted products are dedicated to help lawns grow greener, gardens bloom bigger, pets live healthier and communities grow stronger. Central is home to a leading portfolio of more than 65 high-quality brands including Pennington, Nylabone, Kaytee, Amdro and Aqueon, strong manufacturing and distribution capabilities and a passionate, entrepreneurial growth culture. Central is based in Walnut Creek, California and has over 6,300 employees across North America and Europe.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in Central’s Annual Report on Form 10-K, filed on November 24, 2020, Central’s Quarterly Report on Form 10-Q, filed on February 4, 2021, as well as Central’s other U.S. Securities and Exchange Commission filings. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

Investor Relations Contact:

Friederike Edelmann

(925) 412 6726

fedelmann@central.com